Exhibit 21.1

List of Wholly-Owned Subsidiaries American Apparel

as of December 31, 2007

Investment In	Jurisdiction of Incorporation/ Organization	Owned By	Percentage of Ownership
American Apparel (USA), LLC	California, USA	American Apparel, Inc.	100%
American Apparel LLC	California, USA	American Apparel (USA), LLC	100%
American Apparel Canada Retail Inc.	Canada	American Apparel, Inc.	100%
American Apparel Canada Wholesale Inc.	Canada	American Apparel, Inc.	100%
American Apparel Retail, Inc.	California, USA	American Apparel (USA), LLC	100%
KCL Knitting, LLC	California, USA	American Apparel (USA), LLC	100%
American Apparel Dyeing and Finishing, Inc.	California, USA	American Apparel (USA), LLC	100%
American Apparel Deutschland GmbH	Germany	American Apparel (USA), LLC	100%
American Apparel (Carnaby) Limited	United Kingdom	American Apparel (USA), LLC	100%
American Apparel (UK) Limited	United Kingdom	American Apparel (USA), LLC	100%
American Apparel Australia Pty Ltd.	Australia	American Apparel Retail, Inc.	100%
American Apparel New Zealand Limited	New Zealand	American Apparel Retail, Inc.	100%
American Apparel Mexico, SdeRLde CV	Mexico	American Apparel Retail, Inc.	99.97%
		American Apparel (USA), LLC	0.03%
American Apparel Mexico Labor, SdeRLde CV	Mexico	American Apparel Retail, Inc.	99.97%
		American Apparel (USA), LLC	0.03%
American Apparel Retail (Israel), Ltd.	Israel	American Apparel Retail, Inc.	100%
American Apparel Japan Yugen Kaisha.	Japan	American Apparel Retail, Inc.	100%
American Apparel Korea Co., Ltd.	Korea	American Apparel Retail, Inc.	100%
American Apparel Italia SRL	Italy	American Apparel Deutschland GmbH	100%
American Apparel Spain, S.L.	Spain	American Apparel Deutschland GmbH	100%
Fresh Air Freight, Inc.	California, USA	American Apparel (USA), LLC	100%

All direct and indirect subsidiaries of the Company are wholly owned by their respective parent companies.